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                                 CODE OF ETHICS

                              THE ZWEIG FUND, INC.

I.    INTRODUCTION

      This Code of Ethics ("Code") is adopted by The Zweig Fund, Inc. (the "Fund"), in keeping with the general principles and objectives set forth in Sections II and III below and in light of the Fund's fiduciary obligations to its shareholders.

II.   GENERAL PRINCIPLES

      SHAREHOLDER INTERESTS COME FIRST; AVOID ACTUAL AND POTENTIAL CONFLICTS OF INTEREST

      It is the duty of all directors, officers and employees of the Fund to conduct themselves in conformance with their fiduciary and ethical obligations and to not take inappropriate advantage of their positions. Therefore, each such individual (i) has a duty at all times to place the interests of Fund shareholders first; and (ii) must conduct his or her personal securities transactions consistent with this Code and in such a manner so as to avoid any actual or potential conflict of interest or any abuse of that individual's position of trust and responsibility.

III.  OBJECTIVE

      The Securities and Exchange Commission's code of ethics rule contained in the Investment Company Act of 1940 under Rule 17j-1 makes it unlawful for certain persons associated with investment companies to engage in conduct which is deceitful, fraudulent, or manipulative, or which involves false or misleading statements, in connection with the purchase or sale of a security held or proposed to be acquired by an investment company. The objective of this Code is to set forth certain standards with respect to the behavior of certain individuals associated with the Fund (herein called "Access Persons") within the general principles set forth above. Access Persons generally include all directors, officers and employees of the Fund (and, in each case, their respective family members). Access Persons do not include any director of the Fund who is not an "interested person" of the Fund. In addition, Access Persons do not include any director of the Fund who is an "interested person" of the Fund, but (i) is not an officer of the Fund, the Fund's investment adviser or the Fund's administrator, (ii) does not devote any substantial portion of his working time to the activities of the Fund, and (iii) does not have knowledge of the day-to-day investment activities of the Fund; nevertheless, such an interested director must file quarterly transaction reports pursuant to Section IV.D below.

IV.   PERSONAL TRANSACTIONS IN SECURITIES

      1.    PROHIBITED ACTIVITIES

            A. IPO Rule: No Access Person may purchase securities in an Initial Public Offering, except with the prior approval of the Compliance Department. This rule also applies to IPO's offered through the Internet.

            B. Private Placement Rule: No Access Person may purchase securities in a Private Placement unless the Compliance Department has approved such purchase. Any such


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            approved purchase should be disclosed to the Fund if that issuer's securities are being considered for purchase or sale by the Fund.

            C. Preclearance Rule: No Access Person may purchase or sell a security unless the Compliance Department has precleared such purchase or sale. Preclearance is required prior to executing a trade through a personal Internet brokerage account. Preclearance is required for ALL transactions in options, puts, calls and well-known stock indices (e.g. the S&P 500). Preclearance is valid through the business day next following the day preclearance is given.

            Exceptions: The following securities transactions do not require preclearance. These exceptions do not apply to transactions in options:

                  1. Purchases or sales of up to 500 shares of securities of issuers ranked in the Standard & Poor's 500 Composite Stock Index (S&P 500) at the time of purchase or sale. The Compliance Department maintains this list on the Intranet web site and updates it after the end of each quarter.

                  2. Purchase orders sent directly to the issuer via mail (other than in connection with a Private Placement) or sales of such securities which are redeemed directly by the issuer via mail.

            NOTE: THE COMPLIANCE DEPARTMENT MAY DENY APPROVAL OF ANY TRANSACTION REQUIRING PRECLEARANCE UNDER THIS PRECLEARANCE RULE, EVEN IF NOMINALLY PERMITTED UNDER THIS CODE OF ETHICS, IF IT IS BELIEVED THAT DENYING PRECLEARANCE IS NECESSARY FOR THE PROTECTION OF A FUND. ANY SUCH DENIAL MAY BE APPEALED TO THE FUND'S COUNSEL. THE DECISION OF COUNSEL SHALL BE FINAL.

            D. Open Order Rule: No Access Person may purchase or sell, directly or indirectly, any security in which he has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, when a Fund has a pending "buy" or "sell" order for that security of the same type (i.e. buy or sell) as the proposed personal trade, until the Fund's order is executed or withdrawn.

            Exceptions: The following securities transactions are exempt from the Open Order Rule:

                  1. Purchases or sales of up to 500 shares of securities of issuers in the S&P 500 at the time of the transaction.

                  2. Purchases or sales approved by the Compliance Department in his/her discretion.

            ANY PROFITS REALIZED ON A PERSONAL TRADE IN VIOLATION OF THIS
            SECTION 1D MUST BE DISGORGED.

            E. Blackout Rule: If a Portfolio Manager's Managed Fund holds a security that is the subject of a proposed personal trade by that Portfolio Manager, the Portfolio Manager is prohibited from buying or selling such security within 7 calendar days before and after the Managed Fund trades in such security.

            Exceptions: The following securities are exempt from the Blackout
            Period:


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                  1.    Purchases or sales of up to 500 shares of securities of
                        issuers in the S&P 500 at the time of the transaction.

                  2. Purchases or sales approved by the Compliance Department in his/her discretion.

            ANY PROFITS REALIZED BY A PORTFOLIO MANAGER ON A PERSONAL TRADE IN VIOLATION OF THIS SECTION 1E MUST BE DISGORGED.

            F. Holding Period Rule: Access Persons must hold each Security, for a period of not less than sixty (60) days, whether or not the purchase of such Security was an exempt transaction under any other provision of Section 4.

            ANY PROFITS REALIZED ON TRADING IN CONTRAVENTION OF THIS POLICY MUST BE DISGORGED.

            G. No Access Person shall annually accept any gift or other item of more than $100 in value from any person or entity that does business with or on behalf of the Fund.

            H. No Advisory Person shall serve on the board of directors of a publicly traded company without prior authorization from Counsel or the Compliance Officer of the Fund. If board service is authorized, such Advisory Person shall have no role in making investment decisions with respect to the publicly traded company.

      2.    EXEMPTED TRANSACTIONS

            The prohibitions of Section 1 of this Code shall not apply to:

            A. Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control in the reasonable estimation of the Compliance Officer.

            B. Purchases or sales of securities (1) not eligible for purchase or sale by the Fund; or (2) specified from time to time by the Trustees, subject to such rules, if any, as the Trustees shall specify.

            C. Purchases or sales which are non-volitional on the part of either the Access Person or the Fund.

            D. Purchases of shares necessary to establish an automatic dividend reinvestment plan or pursuant to an automatic dividend reinvestment plan, and subsequent sales of such securities.

            E. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

            F. Purchase or sale of securities issued under an employee stock purchase or incentive program unless otherwise restricted.

      3.    ACCOUNTS COVERED


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            Advance clearance must be obtained for any personal transaction in a security by an Access person if such Access Person has, or as a result of the transaction acquires, any direct or indirect beneficial ownership in the security. The term "beneficial ownership" is defined by rules of the SEC which will be applicable in all cases. Generally, under the SEC rules, a person is regarded as having beneficial ownership of securities held in the name of:

            a)    a husband, wife or a minor child;

            b) a relative (including in-laws, step-children, or step-parents) sharing the same house;

            c)    anyone else if the Access Person:

                  (i) obtains benefits substantially equivalent to ownership of the securities; or

                  (ii) can obtain ownership of the securities immediately or at some future time.

      4.    EXEMPTION FROM CLEARANCE REQUIREMENT

            Clearance is not required for any account over which the Access Person has no influence or control; however, the existence of such an account must be reported to the Compliance Officer. The Compliance Officer, in his sole discretion, has the authority to request further information and documentation regarding any account over which an Access Person reports he has no influence or control.

      5.    REPORT OF TRANSACTIONS

            A.    TRANSACTIONS AND ACCOUNTS COVERED

                  i) All personal transactions in any account for which advance clearance is required must also be reported in the next quarterly transaction report after the transaction is effected.

                  ii) Every Access Person must file a report when due even if such person made no purchases or sales of securities during the period covered by the report.

                  iii) Directors who are "interested persons" but who, pursuant to Section III, are exempt from advance clearance are subject to the quarterly personal transaction reporting requirements of 2.A below.

            B.    TIME OF REPORTING

                  i) Reports of personal transactions must be made within 10 days after the end of each calendar quarter. Thus, reports are due on the 10th day of January, April, July and October.


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                  ii)   All employees are also required to report on an annual
                        basis a listing of all non-exempt securities holdings as of December 31 of the preceding year. Reports are due on the 31st day of January. New employees will be required to provide a listing of all non-exempt securities holdings as of the date of commencement of employment.

            C.    FORM OF REPORTING

                  The report must be on the form provided by the Compliance
            Department. A copy of the form is attached.

            D.    RESPONSIBILITY TO REPORT

                  The responsibility for taking the initiative to report is
            imposed on each individual required to make a report. Any effort by the Compliance Department to facilitate the reporting process does not change or alter that responsibility.

            E.    WHERE TO FILE REPORT

                  All reports must be filed with the Compliance Department.

V.    REVIEW

      The Compliance Officer will review and consider any proper request of an Access Person for relief or exemption from any restriction, limitation or procedure contained herein, which restriction, limitation or procedure is claimed to cause a hardship for such Access Person. The Compliance Officer's decision is completely within his sole discretion.

VI.   SERVICE AS DIRECTOR

      No Access Person may serve on the board of any company whose securities are publicly traded (other than a closed-end investment company to which the Fund's investment adviser or an affiliate thereof is the investment adviser) without prior approval of the Fund's Board of Directors. If such approval is granted, it will be subject to the implementation of appropriate procedures to isolate investment personnel serving as directors from making investment decisions for the Fund concerning the company in question.

VII.  GIFTS

      No Access Person shall accept, directly or indirectly, anything of value, including gifts and gratuities, in excess of $100 per year from any person or entity that does business with the Fund. This restriction does not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, the Access Person is with the person or representative of the entity that does business with the Fund.

VIII. SANCTIONS

      Upon discovering a violation of this Code, the Board of Trustees of the Fund may impose such sanctions as it deems appropriate, including inter alia, a letter of censure or suspension or termination of employment, or suspension of personal trading privileges for such period as it may deem appropriate.

IX.   ANNUAL REPORT TO THE FUND'S BOARD OF DIRECTORS


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      The Fund's management shall prepare an annual report to the Fund's Board of Directors, which report shall (i) summarize existing procedures concerning personal investing and any changes in the procedures made during the past year,
(ii) identify any violations requiring significant remedial action during the past year, (iii) identify any recommended changes in existing restrictions or procedures based upon the Fund's experience under this Code, evolving industry practices, or developments in applicable laws or regulations, and (iv) include such other information as the Board of Directors of the Fund may request.

X.    EFFECTIVE DATE

      All employees, officers and directors of the Fund (other than directors who are not interested persons of the Fund) are required to sign a copy of this Code indicating their agreement to abide by the terms of this Code.

      In addition, all employees, officers and directors of the Fund (other than directors who are not interested persons of the Fund) will be required to certify annually that (i) they have read and understand the terms of this Code and recognize the responsibilities and obligations incurred by their being subject to this Code, and (ii) they are in compliance with the requirements of this Code, including but not limited to the preclearance for Access Persons and the reporting of all non-exempt personal securities transactions in accordance with this Code.

XI.   CERTIFICATION

      I have read and understand the terms of the above Code of Ethics. I recognize the responsibilities and obligations incurred by me as a result of my being subject to this Code of Ethics. I hereby agree to abide by the above Code of Ethics.



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             (Signature)                               (Date)


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             (Print name)


form 6

zf: rv 9/00


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